Exhibit 99

CBS
CORPORATION

                                                              January 26, 2006


                    CBS CORPORATION TO DIVEST PARAMOUNT PARKS


         The CBS Corporation (NYSE: CBS.A and CBS) announced today it intends to divest its Paramount Parks division. The Company indicated that numerous parties have already expressed interest in acquiring the operation, and CBS Corporation expects to complete the divestiture in the second half of 2006.

         Paramount Parks -- which had more than 12 million visitors in 2005 -- will remain in full operation throughout the divestiture process as it embarks on what's expected to be another successful year.

         Paramount Parks is a leading developer and operator of world-class theme parks and location-based attractions, entertaining more than 12 million guests annually. The division currently owns and operates five of the most popular theme parks in North America, including Paramount Canada's Wonderland (Toronto, Ontario); Paramount's Carowinds (Charlotte, N.C.); Paramount's Great America (Santa Clara, Calif.); Paramount's Kings Dominion (Richmond, Va.); and Paramount's Kings Island (Cincinnati, Ohio). The division also developed and manages the award-winning STAR TREK: The Experience at the Las Vegas Hilton (Las Vegas, Nev.) and manages Bonfante Gardens horticultural theme park (Gilroy, Calif.) and CBS Television City at the MGM Grand Hotel & Casino (Las Vegas, Nev.).

         CBS Corporation (NYSE: CBS.A and CBS) is a mass media company with constituent parts that reach back to the beginnings of the broadcast industry, as well as newer businesses that operate on the leading edge of the media industry. The Company, through its many and varied operations, combines broad reach with well-positioned local businesses, all of which provide it with an extensive distribution network by which it serves audiences and advertisers in all 50 states and key international markets. It has operations in virtually every field of media and entertainment, including broadcast television (CBS and
UPN), cable television (Showtime), local television (CBS Television Stations), television production and syndication (CBS Paramount Television and King World), radio (CBS Radio), advertising on out-of-home media (CBS Outdoor), publishing (Simon & Schuster), theme parks (Paramount Parks), digital media (CBS Digital Media Group and CSTV Networks) and consumer products (CBS Consumer Products). For more information, log on to www.cbscorporation.com.
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Press Contact:
       Dana McClintock             212/975-1077            dlmcclintock@cbs.com
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